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                                                                    Exhibit 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of March 12, 2007 (the "Agreement") is between ViaCell, Inc. (together with, its affiliates and subsidiaries, the "Company"), a Delaware corporation, with its principal place of business at 245 First Street, Cambridge, Massachusetts and Marc Beer (the "Executive").

     WHEREAS, the Company and the Executive are parties to a certain Employment Agreement dated May 2, 2002 (the "Previous Agreement") pursuant to which the Executive has been serving the Company as its Chief Executive Officer; and

     WHEREAS, the Company and the Executive desire to make certain changes to the terms and conditions of the Executive's employment;

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company offers and the Executive accepts employment upon the following amended and restated terms and conditions:

     1. Employment of Executive; Title and Duties; Extent of Services.

          1.1. Employment; Title and Duties; Extent of Services. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company to serve as Chief Executive Officer of the Company. The Executive shall have such responsibilities and shall perform such specific duties as are commensurate with such positions, and as may be reasonably assigned to the Executive from time to time by the Board of Directors of the Company (the "Board"). The Executive agrees to serve in such capacity, and to devote his best efforts and full working time, attention and energy to the performance of such duties until the termination of his employment under this Agreement.

     2. Term of Employment. The Company agrees to employ the Executive, and the Executive agrees to serve the Company, for a period commencing on January 1, 2007 and continuing through the period ending one (1) year from such date (the "Initial Employment Period") unless Executive's employment is earlier terminated pursuant to the terms of Section 4. At the end of the Initial Employment Period (and any renewal period provided for herein), this Agreement shall automatically be extended for additional one year periods (the "Renewal Period") unless either party hereto gives a written notice of non-renewal delivered not less than three
(3) months prior to the end of the Initial Employment Period or any Renewal period.

     3. Compensation and Benefits.

          3.1. Base Salary. For the period from the date, hereof until December 31, 2007, the Company shall pay to the Executive a base salary of $385,000 per year (the "Base Salary"), payable in substantially equal bi-weekly installments or in accordance with the Company's regular payroll practices as in effect from time to time. For the 2008 fiscal year and


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thereafter, the Executive's Base Salary shall be subject to adjustment as determined by mutual agreement between the Board and the Executive.

          3.2. Bonus. In addition to the Base Salary, the Executive shall participate in the Company's incentive compensation programs for senior executive officers existing from time to time, including, without limitation, a performance bonus program pursuant to which the Executive shall be entitled to receive an annual incentive award (the "Performance Bonus") based on the achievement of certain performance objectives to be mutually agreed upon by the Board (or the Compensation Committee of the Board) and the Executive for the relevant fiscal year.

          3.3. Stock Options. The Company previously granted to the Executive on the date the Executive commenced employment with the Company pursuant to the Previous Agreement options to purchase 900,000 shares (the "Options") of the Company's Common Stock, $.01 par value per share under the Company's 1998 Equity Incentive Plan (the "1998 Plan") at an exercise price per share equal to the fair market value of such Common Stock on the date the Executive commenced employment with the Company. The Options shall continue to become exercisable on the schedule set forth in the Previous Agreement, restated here as follows:
600,000 shares shall become exercisable in forty-eight (48) equal monthly installments (12,500 shares per month) beginning on the date the Executive commenced employment pursuant to the Previous Agreement, and the remaining 300,000 shares shall become exercisable as to one-third (1/3) of such shares at the end of each of June 1, 2008, June 1, 2009 and May 22, 2010. The Options have a term of ten years, subject to early termination in the event of termination of the Executive's employment in accordance with the Company's 1998 Plan, and shall continue to be subject to all other terms and conditions on which they were granted, except as provided herein.

          3.4. Change in Control. Notwithstanding the foregoing, upon a Change in Control of the Company, all options held by the Executive at the time of such Change of Control scheduled pursuant to the terms of any such options to become exercisable in the subsequent twelve-month period only as a result of the passage of time shall become exercisable immediately with respect to that portion of such options so scheduled to become exercisable. If, following a Change of Control, the Company or its successor shall terminate the Executive's employment without Cause under Section 4.1(d), or if the Executive shall terminate his employment for Reason pursuant to Section 4.2, within the eighteen
(18) month period following a Change in Control, all outstanding options held by the Executive at the time of such Change of Control that, by their terms, become exercisable only as a result of the passage of time shall become fully exercisable. The term "Change in Control" shall mean herein:

               (i) a merger, consolidation or similar combination after which 50% or more of the voting stock of the surviving corporation is held by persons who were not stockholders of the Company immediately prior to such merger or combination;

               (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets to one or more persons (other than any wholly owned subsidiary of the Company) in a single transaction or series of related transactions; or


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               (iii) any person or related group of persons (other than the
Company or a person who directly or indirectly controls, is controlled by, or is under common control with the Company) directly or indirectly acquires beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of'1934, as amended) of securities comprising more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders.

          3.5. Fringe Benefits. During the term of the Executive's employment hereunder, the Executive shall be entitled to participate in all special benefit or perquisite programs and employee benefit plans and programs of the Company established or made available to its senior executive officers (including, without limitation, any health, dental, short and long-term disability, group term and supplemental life insurance, accidental death and dismemberment, savings and retirement plans). The Executive shall be entitled to receive benefits no less favorable than those provided to other senior executives of the Company.

          3.6. Vacation. The Executive shall be entitled to the number of days of paid vacation per calendar year customarily provided by the Company to its senior executive officers and consistent with the Company's vacation policy, as in effect from time to time.

          3.7. Reimbursement of Expenses. The Company shall reimburse the Executive for reasonable expenses incurred in connection with his employment by the Company, including, without limitation, reasonable travel, lodging and meal expenses incurred by him in connection with his performance of services hereunder, upon submission of supporting documentation reasonably satisfactory to the Company.

     4. Termination.

          4.1. The Executive's employment hereunder may be terminated by the Company under the following circumstances.

               (a) Death. Immediately upon the death of the Executive.

               (b) Disability. At any time, as a result of the Executive's incapacity due to physical or mental illness resulting in a Disability of the Executive. For purposes of this Agreement, "Disability" shall mean the inability of the Executive (either with or without reasonable accommodation) to substantially perform the services contemplated under this Agreement for a period of 90 consecutive calendar days or more within any six month period during the Initial Employment Term or any Renewal Period, as determined by a physician satisfactory to both the Executive and the Company; provided, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician, who shall together select a third physician whose determination as to disability shall be binding on both parties.

               (c) For Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder in the event that:

                    (1) the Executive shall have willfully failed and continued to fail substantially to perform the duties (other than any failure resulting from the Executive's


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Disability), for thirty (30) days after a written demand for performance is delivered to the Executive on behalf of the Company which specifically identifies the manner in which it is alleged that the Executive has not substantially performed his duties; or

                    (2) the Executive shall have engaged in (i) any material misappropriation of funds, properties or assets of the Company, it being understood that "material" for these purposes shall take into account both the amount of funds, properties or assets misappropriated and the circumstances thereof (including the intent of the Executive in connection therewith) or (ii) any malicious damage or destruction of property or assets of the Company, whether resulting from the Executive's willful actions or omissions or the Executive's gross negligence;

                    (3) the Executive shall have been convicted of a crime involving moral turpitude or constituting a felony; or

                    (4) the Executive shall have materially breached his obligations under this Agreement or the Non-Competition/Assignment of Inventions Agreement between the Company and the Executive dated as of the date hereof (the "Non-Competition Agreement"), and such breach shall remain uncured by the Executive for thirty (30) days following receipt of notice from the Company specifying such breach.

               (d) Without Cause. The Company may terminate (by a majority vote of the Board) the Executive's employment hereunder without Cause, upon sixty
(60) days prior written notice.

          4.2. The Executive may terminate his employment hereunder for "Reason" in the event the Company breaches any material provision of this Agreement and such breach remains uncured by the Company for 30 days following receipt of notice from the Executive specifying such breach. For purposes of this Agreement, the Company shall be in breach of a material provision of this Agreement in the event that without the express written consent of the Executive, it: (a) fails to pay the Executive his compensation and/or benefits as provided in Section 3; (b) makes any material change to the 1998 Plan that would adversely affect the Options; (c) assigns the Executive duties inconsistent with the Executive's position and duties as provided in Section 1, which results in a material diminution in such position and duties (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice by the Executive hereof); (d) requires the Executive to relocate a distance of more than 60 miles from Sudbury, Massachusetts; or (e) fails to secure the assumption of this Employment Agreement by any acquirer or any corporation with which or into which the Company may be merged or which may succeed to its assets or business.

          4.3. Termination by the Executive without Reason. The Executive may terminate his employment hereunder without Reason, upon sixty (60) days prior written notice.

          4.4. Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 4.1) shall be communicated by Notice of Termination to the other party hereto. For purposes of this


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Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstance which provide a basis for termination of the Executive's employment under the provision so indicated.

          4.5. Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated pursuant to Section 4.1(a), the date of the Executive's death, (ii) if the Executive's employment is terminated pursuant to
Section 4.1(b), 30 days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30 day period), and (iii) if the Executive's employment is terminated pursuant to Section 4.1(c), 4.1(d), 4.2 or 4.3, the date specified in the Notice of Termination; provided, that in the case of termination under any of such provisions, the Notice of Termination and termination are in compliance with the provisions of such Sections.

     5. Compensation Upon Termination--Severance Pay.

          5.1. If the Executive's employment is terminated under the provisions of Section 4.1(a), 4.1(b), 4.1(c) or 4.3, the Company shall pay to the Executive (or his estate) his earned Base Salary, and any earned but unpaid Performance Bonus and benefits through the Date of Termination, including, but not limited to, accrued vacation, and the Executive shall not be entitled to any other compensation or severance pay.

          5.2. If the Company shall terminate the Executive's employment without Cause under Section 4.1(d), or if the Executive shall terminate his employment for Reason pursuant to Section 4.2, then the Company shall pay the Executive following amounts and benefits:

               (i) An amount equal to his Base Salary (the "Severance Amount") for a period of eighteen (18) months following the Date of Termination (the "Severance Period"). The amount payable under this Section 5.2(i) shall be in addition to any other cash amounts due and payable, including, but not limited to, accrued vacation.

               (ii) The Executive's coverage under the Company's life, health and dental insurance plans will remain in effect and the Executive will be entitled to continue to participate in the Company's retirement plans at the Company's expense (provided, that the Executive pays his contributory share) during the Severance Period, unless the Executive notifies the Company in writing that such coverage is no longer necessary. If, because of limitations required by third parties or imposed by law, the Executive cannot be provided such benefits through the Company's plans, then the Company will provide the Executive with substantially equivalent benefits on an aggregate basis, at its expense.

          5.3. If, at any time during the eighteen (18) month period following a Change in Control, the Company or its successor shall terminate the Executive's employment without Cause under Section 4.1(d) or the Executive shall terminate his employment for Reason pursuant to Section 4.2, then the Company shall, in addition to the payments described in Section 5.2, pay the Executive an amount equal to the Performance Bonus the Executive would have received for


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the bonus year in which termination occurs (the "Severance Bonus Payment"), determined by assuming achievement of all then-existing Company and individual goals for such year, payable over the Severance Period.

          5.4. Any obligation of the Company to the Executive under Sections 5.2 and 5.3 shall be conditioned upon the Executive signing and returning to the Company a timely and effective release of claims in the form provided by the Company (the "Release of Claims"). The Release of Claims required for separation benefits in accordance with Section 5.2 or Section 5.3 creates legally binding obligations on the part of the Executive, and the Company and its Affiliates therefore advise the Executive to seek the advice of an attorney before signing it. Any Severance Amount or Severance Bonus Payment to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company and will begin at the Company's next regular payroll period which is at least five business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the Company, but the first payment shall be retroactive to the next business day following the date of termination.

     6. Miscellaneous.

          6.1. Notices. All notices required by or permitted under this Agreement shall be given in writing and be deemed duly given upon personal delivery, telecopy, nationally recognized courier or mailed, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section.

          6.2. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

          6.3. Entire Agreement. This Agreement and the Non-Competition Agreement constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

          6.4. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

          6.5. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

          6.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him; and provided further, that the Company shall be and remain liable for the payment to the Executive of all compensation payable to the Executive hereunder, except as and to the extent otherwise agreed to by the Executive in his absolute discretion. During the Executive's lifetime, this Agreement and all rights of the Executive hereunder shall be


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enforceable by the Executive's spouse, heirs, distributees, or other legal representatives in the event the Executive is unable to act on his own behalf for any reason whatsoever.

          6.7. Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance, and shall not be construed as a bar or waiver of any right on any other occasion.

          6.8. Captions. The captions of the sections of this Agreement are for the convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          6.9. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

          6.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                        EXECUTIVE


                                        /s/ Marc D. Beer
                                        ----------------------------------------
                                        Marc D. Beer


                                        VIACELL, INC.


                                        By: /s/ Vaughn Kailian
                                            ------------------------------------
                                        Name: Vaughn Kailian
                                        Title: Chairman of the Board


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